Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Sharon L. Weinstein
Director, Investor Relations
& Corporate Communications
240 632 5511
sweinstein@genvec.com
GENVEC ANNOUNCES UPDATE OF SAFETY AND EFFICACY DATA
FROM PIVOTAL PHASE II/III PACT STUDY OF TNFERADE™ AT ASCO
GAITHERSBURG, MD – June 4, 2007 – GenVec, Inc. (Nasdaq: GNVC) announced today that updated preliminary safety and efficacy data from the clinical development program of its lead product TNFerade™ was presented in a poster session on gastrointestinal cancers at the annual meeting of American Society for Clinical Oncology in Chicago, IL by Dr. Mitchell Posner, of the University of Chicago. An oral discussion of the posters then concluded the Saturday morning viewing session.
The poster presentation, Multi-Center, Phase 2/3, Randomized, Controlled Clinical Trial using TNFerade™ Gene Delivery Combined with Chemoradiation in Patients with Locally Advanced Pancreatic Cancer (LAPC) , covered the most recent data from GenVec’s Pancreatic Cancer Clinical Trial, known as the PACT study. This multi-center, randomized and controlled trial will evaluate the safety and efficacy of TNFerade plus standard of care, versus standard of care alone, in 330 subjects with locally advanced pancreatic cancer. The study is powered to detect a 20% absolute increase in the primary efficacy endpoint (12 month survival) compared to standard of care (SOC) chemoradiation. Patients are randomized in a 2:1 ratio to TNFerade plus standard therapy, or standard therapy alone.
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Data presented included information from a planned interim analysis of results based on the first 51 patients treated with TNFerade, as well as a risk/benefit assessment performed in conjunction with evaluating the merits of resuming the option of administration of the agent by endoscopic ultrasound (EUS). Secondary outcome measures of overall survival, objective response, resections and other lab parameters were included. No analysis was performed on the primary efficacy endpoint (12 month survival).
Regarding Overall Survival, median survival was 19.3 months for patients in the TNFerade + SOC arm versus 11.1 months for patients receiving standard of care alone. Tumor Response was defined as Complete Response + Partial Response + Stable Disease at week 12 post- treatment, and there was no statistical significant difference between the groups (81% for SOC; 73% for TNFerade, p=0.5196). Surgical resections occurred in 15% of patients in the TNFerade + SOC group and 11% in the SOC group.
The safety analysis indicated that there was no statistically significant difference in the occurrence of serious adverse events, including thrombotic events, between the treatment and control groups. Seventy percent of patients receiving TNFerade + SOC and 78% of those receiving SOC alone had at least one serious adverse event. Eleven patients (33%) receiving TNFerade with SOC and seven patients (39%) receiving SOC alone had a protocol-defined thrombotic event. Adverse events associated with TNFerade were Grade 1 and 2 flu-like symptoms.
“ASCO has been the first opportunity to share in detail the data emerging from the PACT study,” stated Mark Thornton, M.D., M.P.H., Ph.D., GenVec’s Senior Vice President of Product Development. “Pancreatic cancer has been one of the most challenging oncology indications for drug developers. We are enthused by both the current safety profile of TNFerade, and the preliminary survival data of this agent in the setting of locally advanced pancreatic cancer. We anticipate discussing potential trial modifications with the FDA, and remain focused on advancing the PACT Study as expediently as possible,” added Dr. Thornton.
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The presented poster is available on the Company’s website at www.genvec.com . To view the poster, click on the Investor Relations page, then follow the link to Webcasts and Data.
About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Each of the Company’s product candidates uses patent-protected technology to deliver genes that produce beneficial proteins. GenVec’s lead product, TNFerade™, is currently in a pivotal Phase II/III study (PACT) in locally advanced pancreatic cancer; Phase II studies are in progress in rectal cancer and melanoma; and Phase I/II studies are in progress in head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and seasonal and pandemic flu. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Preliminary clinical trial data cannot be considered predictive of final trial outcome. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
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